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                                                                   EXHIBIT 10.62

                          CUBIST PHARMACEUTICALS, INC.

                                SEVENTH AMENDMENT
                                       TO
                   1993 AMENDED AND RESTATED STOCK OPTION PLAN

     This SEVENTH AMENDMENT (this "Amendment") to the Amended and Restated 1993 Stock Option Plan, as amended (the "Plan"), of Cubist Pharmaceuticals, Inc., a Delaware corporation (the "Company"), is being adopted by resolution of the Board of Directors at a meeting held on December 17, 2001 (the "Effective Date"). Effective from and after the Effective Date, the Plan is hereby amended as follows:

     1. Section 5 of the Plan hereby is amended by deleting such Section in its entirety and replacing it with the following:

     "5. ADMINISTRATION. The Plan shall be administered by the Committee, PROVIDED HOWEVER, that the Committee may delegate to the Chief Executive Officer of the Corporation the authority to grant Options hereunder to employees who are not officers, and to consultants, in accordance with the guidelines as the Committee shall set forth at any time and from time to time. Subject to the provisions of the Plan, the Committee or its designee shall have complete authority, in its discretion, to make or to select the manner of making the following determinations with respect to each Awarded Option to be granted by the Company: (a) the officer, employee or consultant to receive such Awarded Option; (b) whether the Awarded Option (if granted to an employee) will be an Incentive Option or Nonstatutory Option; (c) the time of granting the Awarded Option; (d) the number of Shares subject to the Awarded Option; (e) the Option Price; (f) the option period; (g) the exercise date or dates or, if the Awarded Option is immediately exercisable in full on its grant date, the vesting schedule, if any, applicable to the Shares issuable upon the exercise of the Awarded Option; (h) the effect of termination of employment, consulting or association with the Company on the subsequent exercisability of the Awarded Option; and (i) if the Awarded Option is a Nonstatutory Option, whether such Nonstatutory Option may be transferred by the Holder to a third party. Subject to the provisions of the Plan, the Committee shall have complete authority, in its discretion, to determine whether any Formula Option may be transferred by the Holder to a third party. In making such determinations, the Committee may take into account the nature of the services rendered by the respective officers, employees and consultants, their present and potential contributions to the success of the Company and its Subsidiaries, and such other factors as the Committee in its discretion shall deem relevant. Subject to the provisions of the Plan, the Committee shall also have complete authority to interpret the Plan, to prescribe, amend and rescind rules and regulations relating to it, to determine the terms and provisions of the respective Option Agreements (which need not be identical), and to make all other determinations necessary or advisable for the administration of the Plan. The Committee's determinations on the matters referred to in this Section 5 shall be conclusive."

     Except to the extent amended hereby, all of the terms, provisions and conditions set forth in the Plan are hereby ratified and confirmed and shall remain in full force and effect. The Plan and this Amendment shall be read and construed together as a single instrument.